Mail Stop 4561

      January 19, 2006

Mr. Paul L. Barham
Chief Executive Officer and Chief Financial Officer
Harrell Hospitality Group, Inc.
16475 North Dallas Parkway
Suite 410
Addison, TX 75001

      Re:	Harrell Hospitality Group, Inc.
		Form 10-K for the year ended September 30, 2004
		Filed June 20, 2005
		File No. 0-02661

Dear Mr. Barham:

      We have completed our review of the forms listed above and related filings and have no further comments at this time.



								Sincerely,



Steven Jacobs
      Accounting Branch Chief

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